Exhibit 99.1
Liberty Global Announces Final Results of Self-Tender Offers
for Shares of its Series A Common Stock and Series C Common Stock
Denver, Colorado — June 21, 2006: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) announced today the final results of its cash self-tender offers to purchase up to 10,000,000 shares of its Series A common stock at a purchase price per share of $25.00 and up to 10,288,066 shares of its Series C common stock at a purchase price per share of $24.30. The tender offers expired at 5:00 p.m., New York City time, on June 15, 2006.
Based on the final tabulation by the depositary for the tender offers, 108,878,331 shares of Series A common stock and 130,225,158 shares of Series C common stock were properly tendered and not withdrawn. Liberty Global has accepted for purchase 10,000,000 shares of its Series A common stock and 10,288,066 shares of its Series C common stock. The depositary has advised Liberty Global that the final proration factor was approximately 9.184582% for the Series A common stock tender offer and approximately 7.900226% for the Series C common stock tender offer.
The depositary will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered and not accepted for purchase.
The information agent for the tender offers is D. F. King & Co., Inc. The depositary is Computershare Shareholder Services, Inc. For questions and information please contact the information agent toll free at (800) 347-4750.
About Liberty Global, Inc.
Liberty Global is the leading international cable operator offering advanced video, voice, and Internet-access services to connect our customers to the world of information, communications and entertainment. As of March 31, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 15 million customers in 18 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and chellomedia in Europe.
Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 1 277 9738	+31 20 778 9447